Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-226268) and Form S-8 (Nos. 333-190877 and 333-224042) of Citizens Community Bancorp, Inc. of our report dated March 13, 2025 relating to the consolidated financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Oakbrook Terrace, Illinois
March 13, 2025